Nicor Inc.
Annual Shareholders Meeting
April 22, 2010

Russ M. Strobel, Chairman, President and Chief Executive Officer

Before I get started, I’m obligated under SEC regulations to remind you that my remarks will include forward-looking statements. We believe these statements are based on reasonable assumptions, but actual results may vary materially from stated expectations. Information concerning the factors that could cause materially different results can be found in our most recent periodic report filed with the SEC.

BUSINESS OVERVIEW – WHERE WE STAND

Since our last annual meeting, the American economy has been in the grip of the most severe and wide-spread recession in more than a generation. Nicor’s businesses were not immune from the effects of these economic conditions. But despite the difficult economic environment, each of our businesses performed well in 2009. As a result, Nicor’s 2009 consolidated earnings per share were among the highest in the company’s history. In addition, in 2009 our stock provided shareholders with an excellent return of approximately 28% that was among the highest in the gas distribution industry.

The solid contributions of earnings in 2009 from both our regulated and un-regulated businesses were the direct result of the strong and stable foundation upon which Nicor stands. First and foremost, that foundation is built on a strong financial position, with “AA” credit ratings that are the very highest in the gas distribution industry. In addition, each of Nicor’s businesses focuses relentlessly on operational efficiency, and each provides value-enhancing services to large and diverse customer bases.

Nicor Gas is our core business. It is one of the largest gas distribution companies in the nation, serving nearly 2.2 million customers in northern Illinois, outside the city of Chicago. At Nicor Gas, our focus has always been on providing our customers with safe, reliable and low-cost service. Nicor Gas has long had among the very highest levels of efficiency in the natural gas industry. As a direct result of our industry-leading performance metrics, Nicor Gas customers have benefited from the lowest natural gas delivery rates of any major Illinois utility, and among the lowest residential rates in the entire nation. Even with our much deserved 2009 rate relief, a typical Nicor residential customer still pays rates that are more than 40% lower than the average rates paid by Illinois residential gas consumers. Nicor Gas also has underground storage capabilities that are among the largest in the industry, and access to eight interstate pipelines. As a result of these storage and transmission assets, as well as Nicor Gas’ prudent gas procurement practices, our customers also benefit from the lowest commodity rates of major gas utilities in Illinois – an average of about 20% lower in 2009. When you combine our low delivery rates with our low natural gas costs, we estimate that compared to the Illinois average, we saved our customers almost $500 million in 2009. These are very significant savings, and they are especially important to our customers in these challenging economic times. Finally, in addition to helping our customers save money, Nicor Gas is an important contributor to the northern Illinois economy, providing more than 2,200 quality jobs to its employees, and injecting hundreds of millions of dollars into our local economy each year. So, in addition to providing a solid return to our shareholders in 2009, we also continued our tradition of delivering excellent value to Nicor Gas’s customers and giving back through donations of time and money to the communities we serve. That’s a record I think any company could be proud of.

Tropical Shipping is our containerized cargo business. Tropical serves 25 ports throughout the Bahamas and Caribbean. Tropical transports food, building materials and other necessities of life to thousands of businesses and individuals who live and work in its markets. Tropical has strong, long-term customer relationships, and a well-deserved reputation for on-time, high-quality service. Tropical remains one of the largest transporters of containerized cargo in our service territories, and we have leading market shares in most of the ports that we serve. In 2009, the company purchased Deluxe Freight, a Miami-based freight forwarder servicing the Cayman Islands. While small, this acquisition is an exceptional strategic fit for us, and continues Tropical’s focus on increasing our higher-margin less-than-container load business.

Seeking out niche acquisitions and growing these higher margin businesses is something that Tropical has been successful at in the past, and something that we will continue to pursue in the future.

The third leg of our business platforms is Other Energy Ventures, or OEV. OEV provides valuable products and services for both retail and wholesale energy customers. OEV’s retail offerings lessen the impact of volatile natural gas prices, and can help protect consumers from unexpected household expenses. At the wholesale level, OEV adds value by bundling natural gas commodity with transport and storage services. We are continuing to take a prudent and structured approach to developing both our Retail and Wholesale businesses. The retail platform launched a new brand in 2009 known as “Nicor National”, which geographically expands our portfolio of warranty plans into new markets across the country, and also includes strategic alliances with large Midwest utilities. At the retail level, we also continue to leverage our award-winning call center operation that has received the J.D. Power and Associates award for three consecutive years. We are also expanding the scope of our wholesale energy platform with the development of a natural gas storage project in northern California – an initiative that directly builds on our core expertise in managing natural gas supply and storage assets. Over the past four years, our Other Energy Ventures have grown by 34% annually, and have become meaningful contributors to our consolidated earnings. Continuing to grow OEV will be integral to Nicor’s overall success.

Nicor’s fundamental financial and operational strengths, together with our success in maintaining our disciplined, execution-oriented strategy, have paid clear dividends. This strategy has produced a generally stable level of core earnings. It has provided us with the financial flexibility to take advantage of profitable growth opportunities when they arise. And perhaps most importantly, it has allowed us to pay a healthy, stable dividend, all while maintaining a low risk profile.

While these attributes are key to our success, I firmly believe that Nicor’s most important assets are our employees, and the exceptional dedication and teamwork that they bring to the performance of their jobs each and every day. Nicor employees are intensely focused on providing value to our customers, solid returns to our shareholders, and contributions of time, money and talent to our communities. In 2009 alone Nicor and our employees contributed over $2 million – and thousands of volunteer hours – to worthy causes throughout northern Illinois. Some of those efforts were on display in the video that we were playing this morning, and I hope that all of you had the opportunity to see it. I am proud to be a part of this wonderful team.

2009 FINANCIAL RESULTS

Let me now briefly review our 2009 financial results for you. In 2009, Nicor reported diluted earnings per common share of $2.98, compared with 2008 earnings per share of $2.63. When compared to 2008 results, our 2009 earnings reflect:

•	Higher operating results at Nicor Gas and our Other Energy Ventures businesses; partially offset by

•	Lower operating results at Tropical Shipping related to challenging economic conditions and lower project cargo volumes in the company’s markets.

At the consolidated level, Nicor continued to generate strong cash flow, with EBITDA (earnings before interest, income taxes, depreciation and amortization) of about $435 million. We also maintained our traditional high returns on equity – earning 13.5% in 2009 – which put us among the top performers in the gas distribution sector. And as I mentioned earlier, we continued to pay a solid dividend (yielding about 4.5%) to our shareholders – something we have done without interruption for over 56 years.

In 2009, Nicor Gas benefited from the much needed rate relief, and we continued to make progress in enhancing our already industry-leading operating efficiency metrics. Tropical Shipping was most affected in 2009 by the challenging economy, with its volumes down about 10% from the prior year. Tropical made operational adjustments throughout the year to reduce costs and preserve margins, while never losing focus on providing its customers with dependable, high-quality shipping services. These actions allowed the company to remain solidly profitable in 2009 – unlike many other shipping companies that sustained record losses. And in 2009, our Other Energy Ventures posted record operating results, reflecting higher operating income at both our wholesale and our retail businesses. These OEV businesses continue to add meaningfully to consolidated results, and are expected to fuel Nicor’s future growth.

2010 FINANCIAL OUTLOOK

Looking ahead to our 2010 financial outlook, Nicor remains financially strong, despite the difficult economic conditions that have persisted into this year. In 2010, Nicor Gas expects to benefit from the full-year impact of rate relief that was received last year, though the effects of last years rate relief will be partially offset by increased operating costs and warmer weather. Unfortunately, Tropical Shipping expects to continue to feel the effects of the contraction in the overall economies of the Caribbean and the Bahamas. We will continue to focus on efforts to minimize the impact of this economic downturn, and to improve our service delivery and asset utilization. In addition, Tropical will continue to seek out niche acquisitions while maintaining a focus on growing its higher-margin less-than-container load and cargo insurance businesses. Finally, over time we expect our Other Energy Ventures to continue to grow each of its two platforms – Retail Energy Services and Wholesale Energy Services. As I mentioned, our retail energy services businesses are continuing to expand into new geographic territories, and are simultaneously developing additional marketing channels through strategic alliances and utility partnerships.

We will also be expanding our wholesale energy operations in 2010 by growing our customer and our asset base, and we will do so while continuing to prudently manage our risks. We are also developing new storage facilities that we can market and manage with our Hub services’ expertise, such as the “Central Valley Gas Storage” project in northern California I mentioned earlier.

SUMMARY

In closing, I’ll summarize by saying that Nicor had a solid 2009 for all its stakeholders! Speaking for our entire Board of Directors and management team, I want to thank you, our shareholders, for your continued support and confidence. We remain intensely focused on executing our operating and strategic plans, achieving our goals, and increasing the value of your investment.